
   Schedule of Year-To-Date Principal and Interest Distributions
                           to
                  Certificateholders

                                                                  Ending
Class            Interest        Principal       Losses           Balance
A               915987.16        790645.49           0       144163144.51
R                       0                0           0                  0

